Exhibit 10.28

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Amendment 1 to the Master Service Agreement

Between

Sanmina-SCI and Symmetricom, Inc.

This AMENDMENT 1 (“Amendment”) is made effective on May 16th 2012 (“Effective Date”) by and between Sanmina-SCI Corporation, a Delaware corporation having its principal place of business at 2700 North First Street, San Jose, CA 95131, on behalf of itself and its affiliates and subsidiaries (“Sanmina-SCI”) and Symmetricom, Inc., a Delaware corporation having its principal place of business at 2300 Orchard Parkway, San Jose, CA 95131 on behalf of itself and its affiliates and subsidiaries (“Customer”). Customer and Sanmina-SCI are sometimes referred to herein as a “Party” and the “Parties”.

WHEREAS, Sanmina-SCI and Customer entered into a Manufacturing Service Agreement (“Agreement”) dated March 22, 2010;

WHEREAS, Sanmina-SCI and Customer entered into Addendum One, dated September 18, 2009, to add Prepaid Inventory Program ordering process and inventory management to the Agreement;

WHEREAS, Sanmina-SCI and Customer entered into Addendum Two, dated April 2, 2010, to add transition project management services to be provided by Sanmina-SCI in connection with the closure of Customer’s Puerto Rico facility;

WHEREAS, Sanmina-SCI and Customer desire to further amend certain terms in the Agreement;

NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the Parties agree to amend the Agreement as follows:

1.	Section 10 “Termination” is hereby amended pursuant to the following — all terms in Section 10 of the Agreement not changed by the following shall remain unmodified:

Termination By Written Mutual Agreement. This Agreement may be terminated in writing by mutual written agreement of the Parties.

10.1        Termination for Cause. Either Party may terminate this Agreement or an Order hereunder upon a material breach by the other Party of any of the terms and conditions of this Agreement, if the Party in breach (i) fails to cure the breach of which it has been notified, within 30 days after written notice specifying such breach is given hereunder; or (ii) with respect to a breach that cannot be reasonably cured within a 30 day period, fails to commence reasonable and good faith attempts to cure the breach of which it has been notified within 30 days after written notice specifying such is given hereunder and thereafter fails to proceed with all reasonable diligence to substantially cure such breach or, the breach remains uncured 60 days after said notice.

Without limiting either Party’s right to terminate this Agreement for cause, either Party may terminate this Agreement in writing to the breaching Party upon numerous or repeated breaches by the breaching Party of this Agreement which collectively are material, if after receipt of notice, the breaching Party (i) develops a mutually acceptable corrective action plan to cure such breaches, and (ii) fails to diligently pursue or cure such breaches in accordance with the corrective action plan within 60 days of notice.

10.2        Termination for Convenience. Either Party shall have the right to terminate this Agreement, in whole or in part, for convenience upon one-hundred twenty (120) days written notice to the other Party. No later than the conclusion of the notification period, both Parties agree to finalize and implement a Migration Plan. Transfer of Products by Sanmina-SCI comprising greater than 50% of the then-current value of Orders and Forecasts to an alternate Sanmina-SCI facility without Customer’s prior written approval constitutes a termination for Convenience by Sanmina-SCI and is subject to the one-hundred twenty (120) written notice to Customer prior to any such transfer.

10.5        Migration Assistance.

In the event of termination of this Agreement, in whole or in part, for any reason, the Parties will jointly develop and mutually agree upon a migration plan (“Migration Plan”) providing for (i) the timely transfer by Sanmina-SCI of Customer-Furnished Items, resources, Components, Products, services and any other goods, material, information or other items necessary for proper performance of the manufacturing services provided by Sanmina-SCI under this Agreement, to a Customer-designated third party (or, if applicable, to Customer or a Customer Affiliate) using lowest cost, commercially reasonable modes of transportation, not to exceed 1) 2.0% of the standard cost of the active Inventory (“active” defined as Inventory with MRP demand in the following twelve (12) months per the Product Build-out Plan, plus any Component Inventory on-hand covering end-of-life requirements), and 2) the transportation cost of ancillary manufacturing and test equipment as defined in the Migration Plan; (ii) commercially reasonable training and assistance by Sanmina-SCI to Customer, Customer Affiliate or Customer designated third party on processes, know-how, use and operations of equipments, fixtures, machine programs and any other materials or items to enable Customer, Customer Affiliate, or designated third party to properly manufacture Customer Products as contemplated by Customer under this Agreement. (All training provided by Sanmina-SCI under this subsection shall be held at Sanmina-SCI’s facility(ies)) and (iii) completion of a Product build-out plan and/or plan to disposition Excess and Obsolete inventory. In addition to the Migration Plan, Sanmina-SCI shall return to Customer or Customer designated third party, all Customer owned property and equipments, whether provided by or acquired on behalf of Customer during the term of the Agreement, including but not limited to Customer-owned fixtures, test equipment, solder stencils, Customer specific test and machine program files ), Product quality, test and RMA data, Customer specific Product work instructions paid for by Customer, Product BOM’s, and any other mutually agreed assistance the Migration Plan shall be effective from the date termination notice is given and continue until 10.5 (i) and (ii) are successfully completed.

The terms and conditions of this Agreement shall continue to apply to all activities and the relationship between the Parties during the period of time the Migration Plan is in effect. The Migration Plan will include a process whereby upon completion of all deliverables, milestones and other obligations hereunder, the Parties will meet and exchange information and documentation sufficient for Customer to verify and confirm the successful and complete transfer and migration, consistent with such Migration Plan. Both Parties shall have a reasonable time to correct any aspects of the Migration Plan that have not been fully, properly and accurately completed. Once the Migration Plan has been successfully completed, as confirmed by the foregoing process, each Party will confirm completion in writing to the other Party and neither Party will have further performance responsibilities or obligations under such Migration Plan thereafter.

CONFIDENTIAL

10.5.1        Migration Fees. Except as provided in Section 10.5.2 below, Customer shall only be charged (i) for additional resources used by Sanmina-SCI in providing the migration assistance, and (ii) any other additional resources mutually agreed to between the Parties, that would be used in providing the migration assistance. Shipping terms for transferred items in support of the Migration Plan shall be Ex Works Sanmina-SCI facility (Incoterms 2010). All services, assistance and support pursuant to the Migration Plan shall be provided at the lower of Sanmina-SCI’s then-current rates, or at the lowest available discounted rates applicable to other Sanmina-SCI’s customers with substantially similar volumes of business as Customer (“Migration Fee”). Customer shall pay the Migration Fee monthly, unless another payment schedule has been agreed in the Migration Plan.

10.5.2        If this Agreement is terminated by Sanmina-SCI for convenience or by Customer for a material breach by Sanmina-SCI, Sanmina-SCI shall provide Customer with the migration services and assistance as outlined in this Section 10.5 until completion of such transfer and migration at no charge, cost or expense to Customer beyond those liabilities related to meeting obligations under the Agreement. Migration assistance shall be conducted by Sanmina-SCI with minimal downtime and impact to Customer’s business and Customer’s customers.

Procedure Upon Termination. In the event of termination of this Agreement, Sanmina-SCI shall, without additional charge to Customer (i) stop performance applicable to said termination immediately or as described in the Migration Plan, (ii) promptly, or consistent with the Migration Plan, provide to Customer all Customer-owned data files; (iii) promptly, or consistent with the Migration Plan, return to Customer all Confidential Information, all Customer-Furnished Items in Sanmina’s possession or under its control and all copies thereof and any other items or supplies in Sanmina’s possession or under its control which are labeled or marked with Customer’s names, trademarks, or service marks, which were paid for or provided by Customer.

In no event shall Customer’s payment to Sanmina-SCI under Section 10.4 constitute a waiver by Customer of any kind to enforce any of the provisions of this Agreement or pursue any rights, remedies or options available at law, equity or otherwise.

Survival of Obligations. All rights and obligations under this Agreement or an Order which by their nature or meaning would survive and continue beyond any cancellation, termination or expiration of this Agreement or any Order shall survive such cancellation, termination or expiration of this Agreement or an Order.

2.	Section 2.4. “Cost Reduction” is hereby added to the Agreement as follows:

2.4	Customer and Sanmina-SCI shall conduct quarterly cost reviews that consist of material, overhead and labor, without limiting the ability of either or both Parties to pursue cost reductions at any time.

2.4.1	The agreed upon cost reduction plan for the fiscal year commencing on July 1, 2012 ending on July 1, 2013 is reference in Exhibit E, which is hereby incorporated by reference, and is applicable only to product manufactured at Sanmina’s New Hampshire facilities.

3.	Section 18 “Service Level Agreement for Third Party Logistic (“3PL”)” is hereby added to the Agreement as follows:

Sanmina-SCI shall use reasonable commercial efforts to provide Customer with 3PL services in accordance with Exhibit F, which is hereby incorporated by reference.

CONFIDENTIAL

4.	Entire Agreement.

The Agreement together with the Addenda and this Amendment 1, constitute the entire agreement between the Parties hereto with respect to the subject matter hereof, and supersede all prior or contemporaneous agreements, representations, warranties, statements, promises and undertakings, whether oral or written. In the event of a conflict between the terms and conditions of this Amendment and the terms of the Agreement with respect to the subject matter hereof, the terms of this Amendment shall control. Except as specifically amended by this Amendment 1, all of the provisions of the Agreement shall remain in full force and effect and be binding upon the Parties hereto. This Amendment 1 and Agreement may not be amended, altered or modified except by a writing signed by both.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of the Effective Date, by their duly authorized officers.

SANMINA-SCI CORPORATION		SYMMETRICOM, INC.

By:	/s/ Jose A. Carrasquillo	By:	/s/ Justin Spencer

Name:	Jose A. Carrasquillo	Name:	Justin Spencer

Title:	SVP	Title:	CFO

Date:	May 23, 2012	Date:	May 22, 2012

CONFIDENTIAL

EXHIBIT E

Sanmina-SCI Derry/Manchester Cost Reduction Plan

1.	Sanmina-SCI will provide price reduction of [***] effective July 1, 2012 with an additional price reduction of [***] effective January 1, 2013 for Product Shipments made from the Sanmina-SCI Manchester / Derry site.

• Cost	reductions will not include Sanmina-SCI site product transfers as directed from Customer.

2.	A [***] 3rd party Product Shipment run rate.

•  This run rate will include all Sanmina-SCI sites.

3.	Notification of the Hub Business Award.

• Customer	will forward Award Letter to Sanmina-SCI

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL

EXHIBIT F

Service Level Agreement for Third Party Logistic (“3PL”)

Sanmina-SCI shall to provide Customer with 3PL services in accordance with the following terms:

1.	Receiving

1.1

a.	All inbound Product, Components and Customer returns shall be received and processed in Oracle by end of each business day.

b.	Any shipments unable to be systematically received shall be logged on an RDR report and made available to Customer daily. Expectations are that Customer will resolve its issue to meet 48 hours resolution. Meetings between Customer and Sanmina-SCI to resolve RDR issues will be held weekly or as required.

c.	Both Parties shall have up to 48 hours to resolve any discrepancies escalations brought forth by the other Party.

d.	Product not yet shipped shall be held in a controlled environment only accessible to authorized personnel.

e.	Accuracy needs to be measured with consideration to adjustments and receiving corrections.

1.2	All receipts will be processed by Sanmina-SCI in accordance with the guidelines specified by Customer. All Discrepancies will be listed on the RDR log and provided to Customer as required, with weekly metrics reporting detailing open and closed items and their aging through resolution/closure.

1.3	Sanmina-SCI Receiving Department shall verify part number, part revision (vs. that specified on the PO line), and where specified in the inspection documentation, the serial number vs. serial numbers listed on the supplier’s packing list.

1.4	3rd party inventory will be purchased by Customer and will be received by Sanmina-SCI at no additional markup beyond the transaction costs detailed in Section 2.3 of this Exhibit.

2.	Inventory Control

2.1	All inventory will be managed by location and will be consumed on a FIFO (first-in, first-out) basis to the extent such functionality is supported in Customer’s ERP System. In an effort to facilitate cycle counting and optimal space utilization, part numbers may be relocated and/or consolidated from one location into another.

2.2	Each serialized part is scanned into the system and an ID label is printed. This label lists all applicable data for the item, part number, serial number and bin location to be able to locate when time to ship.

2.3	All inventory will be segregated from other customers’ material by bin and, where commercially feasible, by row.

CONFIDENTIAL

3.	Inventory Storage – All material shall be professionally stored in climate controlled facility in a manner which has been mutually agreed upon with Customer.

4.	Inventory Cycle Counts – Daily cycle counts will be performed to ensure inventory accuracy. Process for selecting parts and reporting results will per Customer procedures and policies. Daily cycle count discrepancies will be resolved or adjusted within 24 hours. Cycle count performance will be maintained at 98% average monthly count accuracy level. Cycle count accuracy shall be based on the absolute value of discrepancies. Both parties must mutually agree upon the root cause of discrepancies for the purpose of establishing financial ownership. Ownership of financial impacts shall be with the Customer if root cause is determined to be 1) a systemic or documentation-related issue (e.g. BOM/Configurator); or 2) transactional errors if Customer enters transactions. In all other cases, ownership of financial impacts shall be with Sanmina-SCI. Sanmina-SCI shall submit weekly reports with metrics to Customer.

5.	Shipping

5.1	All sales orders pick-released for domestic shipment by 4PM shall be shipped in the same day. Large unscheduled Orders (as defined in Section 9 of this Exhibit), international Orders, or ATO Orders may require a longer pick-release and pack-out window and will be managed on an exception basis.

5.2	[reserved]

5.3	[reserved]

5.4	Any shipments pick-released but not shipped on the same day shall be listed on an exception report that is made available to Customer and sent at the close of business each day. Any past due or aged orders due to missing information or delays by the freight company will be escalated to the Customer’s Logistics Department for resolution.

5.5	All Orders shall be shipped in accordance with Customer requested ship method on order document, or routing guide. However, in the event the shipping method is not provided, Sanmina-SCI shall escalate this to Customer for resolution on same day, if possible.

5.6	Sanmina-SCI 3PL shall ship both internationally and domestically. Customer will require commercial invoices and AES filing for international orders. Sanmina-SCI shall pull/stage all orders and shall follow all labeling, marking, documents, certificates, export documents, commercial paperwork, shipping requirements and test documentation per Customer’s shipping/packaging procedures as required by the applicable Order.

5.7	Shipments will be processed whenever possible through online applications (UPS, Federal Express, etc.). Reasonable commercial efforts will be made to schedule carrier pickup times as late as possible to address time difference with CA, and should be accommodated based on the carriers and close proximity to the Manchester Boston Regional Airport.

5.8	Upon completion of the shipment, Sanmina-SCI shall provide and process all shipping details into Customer’s Oracle system the same day of the shipment with tracking numbers.

5.9	Sanmina-SCI shall purchase all over-pack packaging material from a Customer-designated or authorized packaging supplier at the supplier’s set rates and bill Customer on a quarterly basis for such costs plus a 2% mark-up over such cost. All invoices submitted to Customer shall be provided with supporting documents.

6.	Delivery and Acceptance

CONFIDENTIAL

6.1	Shipping Terms

a.	Importer of record – Customer.

b.	Title transfer of Sanmina-SCI-supplied Products – shall transfer to Customer upon shipment from the Sanmina-SCI manufacturing facility to the Sanmina-SCI 3PL site.

c.	Exporter of record – Customer.

d.	Freight terms – are per order, freight method is per order that might refer to Customer’s routing guide.

6.2	Scheduled Delivery Dates – Sanmina-SCI will deliver Products no later than the delivery dates shown on the applicable Customer Order and will comply with any special delivery requirements requested by Customer and agreed to by Sanmina-SCI, as shown in the acknowledged purchase order. In the event Sanmina-SCI fails to ship by the required delivery date and such failure is not excused by a force majeure event, or said failure to deliver is not attributable to Customer or Customer’s actions, Customer may change the method and routing of the shipment to premium transportation and Sanmina-SCI shall be responsible for and reimburse Customer for any incremental expenses resulting from Sanmina-SCI’s failure to meet Customer’s delivery dates.

6.3	Initial Delivery Error – Initial delivery errors (“IDE”) due to wrong or missing parts will be handled between Sanmina-SCI and Customer. Customer will ship replacement parts at a premium service and Sanmina-SCI shall be responsible for and reimburse Customer for any incremental expense resulting from Sanmina-SCI’s failure to meet Customer requirements based on analysis of root cause and Sanmina issue.

7.	Packing – Sanmina-SCI shall package and pack all Products in a manner that is (i) consistent with industry standards and best practices; (ii) as specified in Customer’s Specifications, the kit, Product BOM and packaging instruction; (iii) acceptable to common carriers for shipment and (iv) in compliance with all governmental regulations and requirements. Sanmina-SCI shall generate shipping and delivery labels and mark all containers as may be required by Customer in its Specifications. In addition, Sanmina-SCI shall mark all containers with necessary lifting, handling and shipping information and with purchase order numbers and date of shipment. An itemized packing list and commercial invoice for international shipments as well as any special documents specified on the pick list shall accompany each shipment.

8.	Inspection and Acceptance – Customer will have the right to inspect deliveries of Products to identify nonconformities as measured against the Products’ acceptance criteria.

9.	Order Exception Process – From time to time, Customer may ask Sanmina-SCI to manage large unscheduled or urgent orders Any applicable incremental transaction or operating costs associated with these Orders will be assessed, Mutually agreed upon, and processed on a case-by-case basis.

10.	Order Processing– Utilizing Customer’s Oracle system, Orders will be pick released not less than twice daily with the ability for manual pick releases. All orders will be either ship confirmed or be on the daily shipping log. Any urgent orders must be processed by Sanmina-SCI and pick-released in Oracle prior to 4:00PM EST to ensure same day shipment, provided however that this does not apply at Customer quarter end and Customer shall have the right to have orders received into Oracle later than 4:00PM EST for same day shipment.

11.	Key Performance Indicators

CONFIDENTIAL

11.1	Inventory accuracy – (# of units physically on hand per item/# of units systematically reported by item – [***]

11.2	Criteria success criteria – cycle count program and completing a root cause analysis for discrepancies items

11.3	On-time delivery shipments – (# orders delivered on-time vs. total # orders processed) – [***]

11.4	IDE (Initial Delivery Error) – (# orders/instructions with error /orders shipped) – [***]

11.5	RDR (Receiving Discrepancy Report) resolved within 48 hours

12.	Pricing

12.1	Fixed cost

12.1.	Manager (monthly charge loaded [***].)

12.2.	IT ([***] * [***] hrs = [***]. Per month)

12.3.	Two Customer employees at Sanmina-SCI providing and processing all Oracle transactions – ((at labor cost)

12.2	Variable cost (based upon Sanmina-SCI employees processing ERP system transactions)

12.2.1	Receipts – ([***] per transaction) – (estimated [***] per month)

12.2.2	Inspection ([***] per transaction) – (none, but if needed cost established)

12.2.3	Pick/Pack/Ship ([***] per transaction) – (estimated [***] per month)

12.2.4	ATO Orders ([***] per transaction) – (estimated [***] per month)

12.2.5	Internal transfer ([***] per transaction) – (estimated [***] per month)

12.2.6	Inventory Control (cycle counts) ([***] per transaction, based on use of the Oracle automated cycle count program functionality) – (estimated [***] per month)

12.3	Space

12.3.1	Receiving, shipping and staging space – [***] per sq ft (estimated [***] need)

12.3.2	Per pallet charge – [***] for each 3 bay high rack position, [***] for each 4 bay high rack position, with the proviso that pallet rack allocation and charges will be reset only in the event the number of pallets drops by more than 20%—(estimated 650 pallets) – reviewed and reset on a quarterly basis.

12.4	Markup – [***] on total fix and variable cost charge per month

12.5	Equipment – Capital / Lease –Amortized or buy – TBD

13.	Billing/Payment – Sanmina-SCI shall invoice Customer for 3PL costs [***]. Billing from Sanmina-SCI will be based on Oracle transactional data and the quarterly review of space/pallet position requirements. Payment for invoices related to 3PL services is due in accordance with terms as defined in Section 3.1 of the Agreement.

14.	Needs

14.1	Escalation paths for both entities. Shipping, Receiving (purchasing), Logistics and Management.

14.2	Weekly Logistics meeting with management from both sides and others as required.

14.3	Monthly “report card” with QBR to include strategies for improved performance and cost reductions (soft to include labor, number of hands and times an item is touched).

14.4	Sanmina-SCI shall designate a person(s) as contact for emergencies.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL